Exhibit 3.70

Articles of Incorporation of

THE UNDERSIGNED INCORPORATOR, being a 44-year-old individual, hereby these articles of incorporation to organize a corporation under the Texas Business Corporation Act (the "Act").

        FIRST: The name of the corporation is                                  .

        SECOND: The period of duration of the corporation is perpetual.

        THIRD: The purposes for which the corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Act, although the corporation shall commence business only after it shall have received, for the issuance of its shares, at least $1,000.

        FOURTH: The corporation is authorized to issue is 1,000 shares, of one class, without par value.

        FIFTH: The liability of the directors of the corporation is eliminated to the fullest extent Permitted by the Act and by the Texas Miscellaneous Corporation Laws Act, as the same may be amended and supplemented, and, accordingly, the corporation shall, to the fullest extent permitted by Article 2.02-1 of the Act, as the same maybe amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such Article 2.02-1 from and against any and all of the expenses, liabilities, or other matters referred to or covered by such Article 2.02-1.

        SIXTH: The post-office address of the initial registered office of the corporation in the State of Texas is c/o Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company, 800 Brazos, Austin, Texas 78701, and the name of the initial registered agent of the corporation at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.

        SEVENTH: The number of directors constituting the initial Board of Directors of the corporation is one. The individual who is to serve as the sole initial director of the corporation is F. Scott Kellman. Mr. Kellman's address is 900 Victor's Way, Suite 350, Ann Arbor, Michigan 48304-2820.

        EIGHTH: The name and address of the incorporator is Stuart D. Logan, Esq., Dykema Gossett PLLC, 39577 Woodward Avenue, Suite 300, Bloomfield Hills, Michigan 48304-2820.

        NINTH: From time to time hereafter, any provision of these Articles of Incorporation maybe amended or repealed, and other provisions authorized by Texas law at the time in force may be added in the manner prescribed by such laws, and all contracts and rights at any time conferred upon the corporation's shareholders by these Articles of Incorporation are granted subject to this Article.

        SO EXECUTED on this 30th day of March, 2001.

/s/ STUART D. LOGAN Stuart D. Logan, Incorporator